Exhibit 5.2

Pearl Cohen Zedek Latzer Baratz LLP

May 6, 2015

To:

BiondVax Pharmaceuticals Ltd.

14 Einstein Street

Nes Ziona, Israel, 74036

Re: Registration Statement on Form F-1

Ladies and Gentlemen,

We have acted as counsel for BiondVax Pharmaceuticals Ltd., an Israeli company (the "Company"), in connection with the underwritten initial public offering (the "Offering") by the Company of up to an aggregate of 1,460,000 American Depository Shares (the "ADSs"), each representing 40 ordinary shares of the Company, par value NIS 0.0000001 per share (the "Ordinary Shares"), 219,000 ADSs issuable upon exercise of the underwriter's overallotment option, warrants to purchase 1,460,000 ADSs (the “Warrants”), including warrants to purchase up to 219,000 issuable ADSs upon exercise of the underwriter's overallotment option at a per ADS exercise price equal to 150% of the Offering price of the ADS, the Ordinary shares underlying the American Depositary Shares issuable upon exercise of the Warrants and 73,000 warrants to purchase 73,000 ADSs issued to the underwriter of this Offering at a per share exercise price equal to 125% of the Offering price of the ADS (the "Underwriter's Warrant").

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 (File No. 333-201283), filed by the Company with the SEC and to which this opinion is attached as an exhibit (the "Registration Statement"); (ii) copies of the articles of association of the Company, as currently in effect; (iii) Form of Underwriter’s Warrant and attached as Exhibit 4.4 to the Registration Statement, (iii) Form of ADS Warrant Agent Agreement attached as Exhibit 4.5 to the Registration Statement; (v) resolutions of the audit committee, compensation committee and board of directors of the Company as provided by the Company which relate to the Registration Statement and the actions to be taken in connection with the Offering; and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that, with respect to the Warrants, when issued and sold by the Company in the manner and for the consideration set forth in the Registration Statement and the related prospectus, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms under the laws of the State of New York.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Pearl Cohen Zedek Latzer Baratz LLP
Pearl Cohen Zedek Latzer Baratz LLP

New York 1500 Broadway, New York, New York 10036 USA | Phone: 646-878-0800 | Fax: 646-878-0801